Exhibit 99.1

[CIT Logo]

                                    Investor Contact:  Valerie L. Gerard
                                                       Senior Vice President
                                                       Investor Relations
                                                       (973) 422-3284

                                    Media Contact:     Christopher J. Hardwick
                                                       Vice President
                                                       Director, Communications
                                                       (973) 597-2095

                         CIT NAMES FREDERICK E. WOLFERT
                        VICE CHAIRMAN, COMMERCIAL FINANCE

NEW YORK, August 17, 2004 - CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, announced today that it has appointed Frederick (Rick) Wolfert, as Vice Chairman, Commercial Finance, effective September 13, 2004.

In the newly-created position, Mr. Wolfert joins the Office of the Chairman and will report to President and CEO Jeffrey M. Peek with responsibility for the management of CIT's Capital Finance, Equipment Finance, Business Credit and Commercial Services business units, which provide lending, leasing, and advisory services for the transportation, construction, retail, manufacturing, energy, media and communications, and healthcare industries. Mr. Wolfert will oversee new and existing business opportunities across each of these units in an effort to expand customer relationships and grow business more efficiently.

Mr. Wolfert's appointment underscores the company's strategy of targeting high-growth economic sectors and increasing operating efficiencies through synergistic industry alignments that provide enterprise wide financing solutions for customers. Mr. Wolfert and Thomas B. Hallman, Vice Chairman, Specialty Finance, will be responsible for all CIT's day-to-day business operations.

Mr. Peek commented, "Rick is an outstanding addition to our highly-talented management team; he brings a wealth of complementary experience in the field of commercial finance as well as a dynamic leadership style and unparalleled expertise in the healthcare industry - one of CIT's key target sectors going forward. I expect Rick's strategic and operational skills will be invaluable to the organization and central to our success going forward."


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"This is an exciting time at CIT, with tremendous opportunities for growth and development," Mr. Wolfert said. "CIT has an excellent reputation in the marketplace and is well positioned to capture significant market share in strategically-important vertical markets such as healthcare. Given the rapid consolidation taking place in financial services, there are a growing number of underserved sectors where customers are eager for a partner that understands their industry and can deliver a broad range of financial solutions. I believe CIT is uniquely positioned to capitalize on these opportunities."

Mr. Wolfert, 50, has 25 years of diverse financial services experience. Since 2001, he has served as President and CEO of GE Healthcare Finance. Prior to joining GE, he was President and Chief Operating Officer of Heller Financial Corporation and was Chairman, President and CEO of KeyBank USA and of KeyCorp Leasing Ltd. Prior to joining KeyCorp in 1988; he was employed by U.S. Leasing Corporation as Vice President, Business Development.

Following GE's acquisition of Heller in 2001, Mr. Wolfert integrated the Heller Financial Healthcare business with several healthcare finance businesses within GE Capital and established one of the largest financial services providers to companies in the healthcare industry.

Mr. Wolfert was formerly Chairman of the Membership Committee of the Equipment Leasing Association and also served as the Association's Chairman in 2001.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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